EXHIBIT 99.1
Specimen Enrollment Form

OREGON PACIFIC BANCORP DIVIDEND REINVESTMENT PLAN

Enrollment Authorization Form

     In order to participate in the Oregon Pacific Bancorp Dividend Reinvestment Plan, please completely fill out this form.

1.	Shareholder Information.

     Print name of shareholder (indicate all names if shares jointly held):

Owner Name	Soc. Sec. No. or Tax I.D. No.

Owner Address

Owner Name	Soc. Sec. No. or Tax I.D. No.

Owner Address

2.	Street, Broker or Nominee Name.

     If the shares covered by this form are held in the name of a broker, or in a street or nominee name (including in the name of a trustee), indicate as follows:

Street, Broker or Nominee Name:

Number of Shares Held

3.	Acknowledgment.

     I/we hereby elect to participate in the Oregon Pacific Bancorp Dividend Reinvestment Plan (the “Plan”) as described in the Prospectus of January 27, 2003. I/we acknowledge receipt of a copy of the Prospectus, and agree to participate in the Plan on the terms and conditions set forth in the Prospectus and as specified in this Enrollment Authorization Form. This election to participate in the Plan shall remain effective until I/we cancel this enrollment in writing, or until as otherwise provided under the Plan.

Shareholder	Date:

If signing as agent or in a representative capacity, indicate title:	.

Shareholder	Date:

If signing as agent or in a representative capacity, indicate title:	.

Shareholder	Date:

If signing as agent or in a representative capacity, indicate title:	.